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                                                                     Exhibit 5.2

               [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]




                                November 19, 2002

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604

         Re:      Starwood Hotels & Resorts Worldwide, Inc.

Ladies and Gentlemen:

         We have served as Maryland counsel to Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration by the Company of (a) $700,000,000 in aggregate principal amount of 7.375 % Senior Notes due 2007 (the "Five-Year Exchange Notes") and (b) $800,000,000 in aggregate principal amount of 7.875 % Senior Notes due 2012 (the "Ten-Year Exchange Notes" and, together with the Five-Year Exchange Notes, the "Exchange Notes"), covered by the Registration Statement on Form S-4, as filed by the Company and Sheraton Holding Corporation on or about the date hereof under the Securities Act of 1933, as amended (the "1933 Act") (the "Registration Statement"). The Exchange Notes will be issued by the Company in exchange for the outstanding (a) $700,000,000 in aggregate principal amount of 7.375 % Senior Notes due 2007 (the "Five-Year Original Notes") and (b) $800,000,000 in aggregate principal amount of 7.875 % Senior Notes due 2012 (the "Ten-Year Original Notes" and, together with the Five-Year Original Notes, the "Original Notes") that were issued pursuant to that certain Purchase Agreement (the "Purchase Agreement"), dated as of April 11, 2002, between the Company and Lehman Brothers Inc., as representative of the initial purchasers identified therein (together, the "Initial Purchasers"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         1. The Purchase Agreement, certified as of a recent date by an officer of the Company;
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Starwood Hotels & Resorts Worldwide, Inc.
November 19, 2002
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         2. The Original Notes, certified as of a recent date by an officer of the Company;

         3. The Indenture, dated as of April 19, 2002, among the Company, the guarantors named therein, and U.S. Bank National Association, as Trustee, certified as of a recent date by an officer of the Company;

         4. The Registration Statement;

         5. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

         6. The Bylaws of the Company (the "Corporate Bylaws"), certified as of a recent date by an officer of the Company;

         7. Resolutions adopted by the Board of Directors of the Company (the "Board of Directors"), certified as of a recent date by an officer of the Company;

         8. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

         9. A certificate executed by an officer of the Company, dated as of a recent date; and

         10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

         3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

         4. Any Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties,
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Starwood Hotels & Resorts Worldwide, Inc.
November 19, 2002
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statements and information contained in the Documents are true and complete.
There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. The Exchange Notes, if and when issued, will have substantially identical terms as the Original Notes and be issued in exchange therefor as contemplated by the Indenture and Registration Statement.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

         1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. The Indenture has been duly authorized, executed and, so far as is known to us, delivered by the Company. The Exchange Notes have been duly authorized by the Company. The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Exchange Notes.

         3. The execution, delivery and performance by the Company of the Indenture and the Exchange Notes do not or will not conflict in any material respect with the Charter or the Corporate Bylaws or the Maryland General Corporation Law.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland. We note that each of the Indenture and the Exchange Notes are governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
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Starwood Hotels & Resorts Worldwide, Inc.
November 19, 2002
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         This opinion is being furnished to you solely for submission to the
Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any person or entity without, in each instance, our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP